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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
Cypress Bioscience, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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CYPRESS BIOSCIENCE, INC.
4350 EXECUTIVE DRIVE, SUITE 325
SAN DIEGO, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 17, 2004

TO THE STOCKHOLDERS OF CYPRESS BIOSCIENCE, INC.:

        You are cordially invited to attend the Annual Meeting of Stockholders of Cypress Bioscience, Inc., a Delaware corporation (the "Company"). The meeting will be held on Tuesday, August 17, 2004 at 11:30 a.m. local time at our principal executive offices, 4350 Executive Drive, Suite 325, San Diego, California 92121 for the following purposes:

1.
To elect two directors to hold office until the 2007 Annual Meeting of Stockholders.

2.
To ratify the selection of Ernst & Young LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2004.

3.
To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        Our Board of Directors has fixed the close of business on June 23, 2004, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors
/s/ DENISE L. WOOLARD Denise L. Woolard
Vice President of Business and Legal Affairs and Corporate Secretary
San Diego, California June 29, 2004

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CYPRESS BIOSCIENCE, INC.
4350 EXECUTIVE DRIVE, SUITE 325
SAN DIEGO, CA 92121

PROXY STATEMENT
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
August 17, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Cypress Bioscience, Inc., a Delaware corporation (sometimes referred to as "Cypress," the "Company," "we," "us," or "our"), is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. The annual meeting will be held on Tuesday, August 17, 2004 at 11:30 a.m. local time at our principal executive offices, 4350 Executive Drive, Suite 325, San Diego, California 92121. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

        We intend to mail this proxy statement and accompanying proxy card on or about July 1, 2004 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on June 23, 2004, will be entitled to vote at the annual meeting. On this record date, there were 29,567,872 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on June 23, 2004, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on June 23, 2004, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are two matters scheduled for a vote:

  •
  Election of two directors to hold office until the 2007 Annual Meeting of Stockholders; and

  •
  Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2004.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For the other matter to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are as follows:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting, where a ballot will be made available to you.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Cypress. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if your broker or bank makes telephone or Internet voting available. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on June 23, 2004.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of both nominees for director, and "For" ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2004. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to our Secretary at 4350 Executive Drive, Suite 325, San Diego, CA 92121.

  •
  If you are a stockholder of record as of the record date for the annual meeting, you may attend the meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by the close of business on March 3, 2005, to our Secretary at 4350 Executive Drive, Suite 325, San Diego, CA 92121. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so no later than the close of business on May 19, 2005, and no earlier than April 19, 2005. If you wish to bring a matter before the stockholders at next year's annual meeting and you do not notify us by May 17, 2005, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors to hold office until the 2007 Annual Meeting of Stockholders, the two nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2004, must receive a "For" vote from the majority of shares present either in person or by proxy and entitled to vote. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 29,567,872 shares of common stock outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairman of the meeting or a majority of the votes present may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the third quarter of 2004.

PROPOSAL 1

ELECTION OF DIRECTORS

        Our Board of Directors is divided into three classes, with each class having a three-year term. Vacancies on our Board of Directors may be filled only by persons elected by a majority of our remaining directors. A director elected by our Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

        The number of directors is currently set at six and our Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 2004. Each of the nominees listed below is currently one of our directors and was previously elected as such by our stockholders. If elected at the annual meeting, each of the nominees would serve until the 2007 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. Jack Vaughn was the only director who attended the 2003 Annual Meeting of Stockholders, which was not held on the same day as a meeting of our Board of Directors.

        Set forth below is biographical information for each nominee for director, each person whose term of office as a director will continue after the annual meeting and each of our executive officers that are not directors.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2007 ANNUAL MEETING

Samuel D. Anderson

        Samuel D. Anderson, age 68, has served as a director since April 1998. Currently, Mr. Anderson is an independent consultant. From 1990 to 1991, he was the President and Chief Executive Officer of Trancel Corporation, a biotechnology company. From 1984 to 1989, Mr. Anderson was the Chief Executive Officer of Alpha Therapeutics Corporation, a blood plasma fractionator, and between 1989 and 1990 served as its Chairman of the Board. Mr. Anderson was the Chairman of the Board of Hycor, formerly a publicly traded company, from 1998 to 2004 and has also been a Board member of publicly traded SeraCare Life Sciences since 2001.

Jack H. Vaughn

        Jack H. Vaughn, age 83, has served as a director since 1991. Mr. Vaughn is a retired foreign service officer, his last post having been ambassador to Colombia from 1969 to 1970. Mr. Vaughn was a director of the Nature Conservancy from 1986 to 1988, Columbia Pictures from 1978 to 1981 and Allegheny & Western Energy Corporation from 1980 to 1987.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF BOTH NAMED NOMINEES.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

Jon W. McGarity

        Jon W. McGarity, age 62, is the President and Chief Executive Officer of EthiX Associates, which he founded in 1996 and which is a company that provides executive consulting services in pharmaceutical/biotech/healthcare business planning, strategy and development. Prior to establishing EthiX Associates, Mr. McGarity was the Vice Chairman, President and Chief Operating Officer of Pharmaceutical Marketing Services, Inc., which provided marketing and information services to the global pharmaceutical/healthcare industry. Mr. McGarity is a member of the board of the Global

Advisory Council, American Graduate School of International Management, Thunderbird and is the Vice Chairman of the Board of Directors of the Arizona BioIndustry Association.

Jean-Pierre Millon

        Jean-Pierre Millon, age 53, currently is Chairman of the Board of Prometheus Laboratories, a specialty pharmaceutical company, and Medical Present Value, Inc., a medical services company. He joined the Caremark Rx board in March 2004 as a result of the acquisition of Advance PCS by Caremark Rx. Mr. Millon had served on the board of Advance PCS for three years. Mr. Millon joined PCS Health Systems, Inc. in 1995, where he served as its President and Chief Executive Officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Jay D. Kranzler

        Jay D. Kranzler, M.D., Ph.D., age 46, was appointed as our Chief Executive Officer and Vice-Chairman in December 1995. In April 1998, Dr. Kranzler was appointed as Chairman of our Board of Directors. From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and a director of Cytel Corporation, a publicly held biotechnology company. Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989. Before joining Cytel, from 1985 to January 1989, Dr. Kranzler was employed by McKinsey & Company, a management-consulting firm, as a consultant specializing in the pharmaceutical industry.

Daniel H. Petree

        Daniel H. Petree, age 48, is a founder and member of P2 Partners, LLC, a boutique investment bank specializing in life sciences companies, which he co-founded in 2000. From 1998 to 1999, Mr. Petree was the President and Chief Operating Officer of Axys Pharmaceuticals, a structure-based drug design company based in South San Francisco. From 1993 to 1998, he also held successive positions at Axys (and its predecessor, Arris Pharmaceuticals) as Executive Vice President of Business Development and Chief Financial Officer. From 1992 to 1993, Mr. Petree was Vice President of Business Development at TSI Corporation, a clinical research organization in Worcester, MA. Mr. Petree's operating management experience was preceded by five years in investment banking at Montgomery Securities. He also practiced as a corporate and securities lawyer with Heller, Ehrman, White & McAuliffe in Palo Alto, CA. Mr. Petree currently sits on the Board of Directors of Triad Therapeutics, Inc., a private California biotechnology company and is the Chairman of the Board of Directors of Quorex Pharmaceuticals, Inc., also a private California biotechnology company.

NON-DIRECTOR EXECUTIVE OFFICERS

R. Michael Gendreau

        R. Michael Gendreau, M.D., Ph.D., age 49, was appointed as our Vice President of Research and Development and Chief Medical Officer in December 1996 and is currently serving as our Vice President of Development and Chief Medical Officer. Dr. Gendreau joined us in 1994 and held various positions from 1994 through 1996, including Executive Director of Scientific Affairs. From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA probe-based diagnostic equipment.

Sabrina Martucci Johnson

        Sabrina Martucci Johnson, age 38, was appointed as our interim Chief Financial Officer in February 2002 and, in April 2002, she was appointed as our Vice President and Chief Financial Officer. Ms. Johnson served as our Vice President of Marketing from March 2001 to April 2002. Ms. Johnson joined us in August 1998 and held various positions from 1998 through 2000, including Product Director, Executive Director of Marketing and Sales, and Vice President of Marketing and Sales. From 1993 to 1998, Ms. Johnson held marketing and sales positions with Advanced Tissue Sciences and Clonetics. Ms. Johnson has an MBA from the American Graduate School of International Management (Thunderbird) and a MSc in Biochemical Engineering from the University of London. Ms. Johnson began her career in the biotechnology industry as a research scientist in 1990 with Baxter Healthcare, Hyland Division.

Denise L. Woolard

        Denise L. Woolard, age 34, was appointed as our Vice President of Business and Legal Affairs and Corporate Secretary in February 2004. Prior to joining us, from September 1997 until January 2004, Ms. Woolard worked as a corporate attorney at the law firm of Cooley Godward LLP. Ms. Woolard has a B.A. from Old Dominion University and a J.D. from the University of San Diego, School of Law.

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under The Nasdaq Stock Market ("Nasdaq") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. After review of all relevant transactions or relationships between each director, or any of his or her family members, and Cypress, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Kranzler, our Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board of Directors met seven times and acted by unanimous written consent two times during the 2003 fiscal year. All directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively. As required under new Nasdaq listing standards, our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

        The Board has five committees: an Audit Committee, a Compensation Committee, a Non-Executive Officer Stock Option Committee, a Nominating Committee and a New Products Committee (formerly known as the Science and Technology Committee). The following table provides membership and meeting information for each of the Board committees:

Name	Audit	Compensation	Non-Executive Officer Stock Option	Nominating	New Products
Jay D. Kranzler(1)			X		X
Jack H. Vaughn(2)	X	X		X
Samuel D. Anderson(3)	X	X		X
Jon W. McGarity(4)		X			X
Jean-Pierre Millon(5)				X	X
Daniel H. Petree(6)	X
Total meetings in fiscal year 2003(7)	4	7	0	1	1

(1)
Dr. Kranzler was a member of the Non-Executive Officer Stock Option Committee during all of fiscal 2003 and continues to serve on such committee. He was a member of the New Products Committee from July 2003 until March 2004.

(2)
Mr. Vaughn was a member of the Audit Committee and the Compensation Committee during all of fiscal 2003, and became the Chairman of the Audit Committee starting September 2003, and continues to serve on each of those committees. He became a member of the Nominating Committee in March 2004.

(3)
Mr. Anderson was a member of the Audit Committee and the Chairman of the Compensation Committee during all of fiscal 2003 and a member of the Nominating Committee starting July 2003. He continues to serve on each of those committees.

(4)
Mr. McGarity became a member of the Compensation Committee and the Chairman of the New Products Committee in March 2004 upon his election to our Board of Directors.

(5)
Mr. Millon became the Chairman of the Nominating Committee and a member of the New Products Committee in March 2004 upon his election to our Board of Directors.

(6)
Mr. Petree became the Chairman of the Audit Committee in June 2004 upon his election to our Board of Directors.

(7)
Total number of meetings includes actions by written consent.

        The Board of Directors has determined that, except for Dr. Kranzler, each member of each committee meets the applicable rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Cypress.

AUDIT COMMITTEE

        The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements. Three directors currently comprise the Audit Committee: Messrs. Petree (Chairman), Vaughn and Anderson. Mr. Drobny, a former director, served on the Audit Committee until September 2003. The Audit Committee met four times during the 2003 fiscal year. The Audit Committee has adopted a written Audit Committee Charter, which can be found on our website at www.cypressbio.com.

        The Board of Directors annually reviews the definition of independence for Audit Committee members under the Nasdaq listing standards and has determined that all members of our Audit Committee are independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Petree qualifies as an "audit committee financial expert," as defined in applicable rules of the Securities and Exchange Commission (the "SEC").

COMPENSATION COMMITTEE

        The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs. The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of our other executive officers; and administers our equity incentive and stock option plans, bonus plans, stock purchase plans, deferred compensation plans and other similar programs, when and if applicable. Three directors currently comprise the Compensation Committee: Messrs. Anderson (Chairman), Vaughn and McGarity. Drs. Kessel and Nemeroff, former directors, served on the Compensation Committee from January 2003 until July 2003 and from July 2003 until March 2004, respectively. Mr. McGarity became a member of the Compensation Committee in March 2004. All current members of the Compensation Committee are independent (as independence for directors is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met six times and acted by unanimous written consent one time during the 2003 fiscal year. The Compensation Committee has adopted a written Compensation Committee Charter, which can be found on our website at www.cypressbio.com.

NON-EXECUTIVE OFFICER STOCK OPTION COMMITTEE

        We also have a Non-Executive Officer Stock Option Committee that may award stock options to employees who are not officers, subject to certain limitations on the number of options granted. The Non-Executive Officer Stock Option Committee is comprised of one director, Dr. Kranzler. Dr. Kranzler is not an independent director as currently defined in Rule 4200(a)(15) of the Nasdaq listing standards. The Non-Executive Officer Stock Option Committee did not meet or act by written consent during the 2003 fiscal year.

NOMINATING COMMITTEE

        The Nominating Committee of our Board of Directors was formed in July 2003. The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board and assessing the performance of the Board and its committees. Three directors currently comprise the Nominating Committee: Messrs. Millon (Chairman), Vaughn and Anderson. From July 2003 until March 2004, two directors comprised the Nominating Committee: Dr. Keller (a former director) and Mr. Anderson. Mr. Millon and Mr. Vaughn became members of our Nominating Committee in March 2004. All current members of the Nominating Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee met one time during the 2003 fiscal year. The Nominating Committee has adopted a written Nominating Committee Charter, which can be found on our website at www.cypressbio.com.

        The Nominating Committee believes that candidates for director should have certain minimum qualifications, including having the highest personal integrity and ethics, possessing relevant background and expertise upon which to be able to offer advice and guidance to management and having sufficient time to devote to our affairs. All directors should also rigorously represent the long-term interests of our stockholders. However, the Nominating Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Cypress and the long-term interests of our stockholders. In conducting this assessment, the Nominating Committee may consider attributes such as diversity, age, skills, business experience and such other factors as it deems appropriate, given the current needs of Cypress and our Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews such directors' overall service to Cypress during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Nominating Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects nominee(s) for recommendation to the Board by majority vote. Cypress, on behalf of the Nominating Committee, has paid fees of $85,000 in the aggregate, plus expenses, to an executive search firm in connection with identifying our three new Board members. To date, the Nominating Committee has not rejected a timely director nominee from any stockholder or stockholders holding more than 5% of our voting stock.

        The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 4350 Executive Drive, Suite 325, San Diego, CA 92121, at least 120 days prior to the anniversary date of the mailing of our proxy statement for our prior annual meeting. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

NEW PRODUCTS COMMITTEE

        The New Products Committee was originally formed in July 2003 as the Science and Technology Committee. The committee was reconstituted as the New Products Committee in March 2004. The New Products Committee reviews and evaluates any in-licensing and acquisition candidates. Two directors currently comprise the New Products Committee: Messrs. McGarity (Chairman) and Millon. From the formation of the committee in July 2003 until March 2004, the New Products Committee was comprised of four directors: Dr. Kranzler and three former directors, Drs. Nemeroff (Chairman), Keller and Kessel.

SCIENTIFIC ADVISORY BOARDS

        We have three scientific advisory boards that provide scientific and clinical support and guidance related to our development of products related to the treatment of functional somatic syndromes, including fibromyalgia syndrome. The areas of focus of the scientific advisory boards are fibromyalgia syndrome, pain, and psychopharmacology.

        The Fibromyalgia Syndrome Advisory Board (the "FAB"), is composed of: Daniel J. Clauw, M.D., Director, Center for the Advancement of Clinical Research and Professor of Medicine, The University of Michigan; Robert Bennett, M.D., FRCP, Professor of Medicine, Oregon Health & Science University; Laurence Bradley, Ph.D., Professor of Medicine, Division of Clinical Immunology and Rheumatology, University of Alabama, Birmingham; Jacques Caldwell, M.D., FACR, Clinical Associate Professor of Medicine, University of Florida, Medical Director, Radiant Research, Daytona Beach and Gainesville, Florida; Don L. Goldenberg, M.D., Ph.D., Chief Rheumatology, Newton-Wellesley Hospital, Professor of Medicine, Tufts University School of Medicine; Daniel G. Malone, M.D., Associate Professor of Medicine, University of Wisconsin; Philip Mease, M.D., of Seattle Rheumatology Associates and Swedish Medical Center, Division of Clinical Research, and Clinical Professor, University of Washington; Allan Metzger, M.D., FACP, FACR, Clinical Professor of Medicine, University of California, Los Angeles; Sanford Roth, M.D., Medical Director, Arizona Research and Education, Professor and Director of the Aging and Arthritis Program at Arizona State University, Chairman, Anti-rheumatic Drug Development Group (liaison FDA), International Society of Rheumatic Therapy; I. Jon Russel, M.D., Associate Professor of Medicine, Director, University of Texas, Clinical Research Center, Editor, Journal of Musculoskeletal Pain; Stuart L. Silverman, M.D., FACP, FACR, Clinical Professor of Medicine Rheumatology UCLA, Cedars Sinai and WLAVA Health System, President, ClinTrialsNetwork, Medical Director OMC Clinical Research; Daniel Wallace, M.D., FACP, FACR, Clinical Professor of Medicine, University of California, Los Angeles; Arthur L. Weaver, M.D., FACP, FACR, Clinical Professor, Department of Internal Medicine, University of Nebraska Medical CenterDirector Clinical Research, Arthritis Center of Nebraska; Muhammad B. Yunus, M.D., FACP, Professor of Medicine and Rheumatology, Internal Medicine Residency Program, University of Illinois College of Medicine. During the fiscal year ended December 31, 2003, Dr. Clauw and Dr. Mease received $50,000 and $3,900, respectively, for their services as members of the FAB. None of the other members of the FAB received any compensation in connection with services on the FAB during 2003. The focus of the FAB is to provide us guidance on evaluation of candidate therapeutic agents for the treatment of fibromyalgia syndrome and the design and conduct of human clinical trials for milnacipran and any other future therapeutic agents identified to treat fibromyalgia syndrome.

        The Pain Advisory Board (the "PAB") is composed of: Randall Carpenter, M.D., Chief Executive Officer of Sention; William Maixner, D.D.S, Ph.D., Associate Dean, University of North Carolina at Chapel Hill, School of Dentistry; Frank Porreca, Ph.D., Professor, Department of Pharmacology, University of Arizona Health Sciences Center; James C. Eisenach, M.D., Professor of Anesthesiology, Wake Forest University School of Medicine, Department of Anesthesiology; Richard H. Gracely, Ph.D., Research Psychologist, National Institutes of Health. During the fiscal year ended December 31, 2003,

Dr. Gracely received $12,000 for his services as member of the PAB. None of the other members of the PAB received any compensation in connection with services on the PAB during 2003. The focus of the PAB ranges from design and execution of preclinical studies to assisting us in the design of our clinical trials. The PAB focuses specifically on the areas of chronic pain neuropharmacology, pain psychophysics, and analgesic drug development.

        The Psychopharmacology Advisory Board (the "PSYAB"), is composed of: Charles Nemeroff, M.D., Ph.D., Reunette W. Harris Professor and Chairman, Department of Psychiatry and Behavioral Sciences, Emory University School of Medicine; David Dunner, M.D., Director, Center for Anxiety & Depression, Professor, Department of Psychiatry and Behavioral Sciences, University of Washington; Jan Fawcett, M.D., FACP, FACR, Professor of Psychiatry, University of New Mexico School of Medicine; Martin Keller, M.D., Professor and Chairman of Psychiatry and Human Behavior, Brown University School of Medicine; Lorrin M. Koran, M.D., Department of Psychiatry and Behavioral Sciences, Stanford Medical Center; K. Ranga Krishnan, M.B., Ch.B., Department of Psychiatry and Behavioral Sciences, Duke University; Stephen Stahl, M.D., Ph.D., Department of Psychiatry, University of California at San Diego. During the fiscal year ended December 31, 2003, Drs. Nemeroff, Keller and Stahl received $19,000, $18,000 and $4,000, respectively, for their services as members of the PSYAB. None of the other members of the PSYAB received any compensation in connection with services on the PSYAB during 2003. The focus of the PSYAB is to assist us in selecting and evaluating the potential effectiveness of drug candidates and designing clinical trials for these compounds.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it on our website.

CODE OF ETHICS

        We have adopted the Cypress Bioscience, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. A copy of our Code of Business Conduct and Ethics is posted on our website at www.cypressbio.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

        The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2003.

        Our Audit Committee acts pursuant to the Audit Committee Charter. Our Audit Committee adopted a revised charter on July 15, 2003. Each of the members of our Audit Committee is independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

        Our Audit Committee has reviewed and discussed our audited financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. Our Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. Our Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, which relates to the auditor's independence from us and our related entities, and has discussed with Ernst & Young LLP their independence from us.

        Our Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Audit Committee

Jack H. Vaughn
Samuel D. Anderson

February 24, 2004

*
This report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of our Board of Directors has selected Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting. E&Y has audited our financial statements since the fiscal year ended December 31, 1994. Representatives of E&Y are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee of our Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of our Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

        The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2002 and December 31, 2003, by E&Y. Certain amounts from fiscal 2002 have been reclassified to conform to new presentation requirements.

	Fiscal Year Ended
	2003	2002
Audit Fees	$97,787	$86,564
Audit-related Fees	29,125	43,500
Tax Fees	19,509	16,718
All Other Fees	—	—

Total Fees	$146,421	$146,782

        Fees for audit services included fees associated with the annual audit, including a review of our Form 10-K and reviews of our quarterly reports on Form 10-Q. Audit-related fees included fees associated with reviews of registration statements on Form S-3, issuance of consents filed with certain of our reports with the SEC, assistance with responding to comment letters from the SEC, accounting consultations with respect to revenue recognition and correspondence with Nasdaq regarding the listing of our common stock. Tax fees included fees associated with tax compliance services and tax consultations.

        All fees described above were approved by the Audit Committee, except for fees of $40,000 during 2002 for accounting consultations with respect to revenue recognition and correspondence with Nasdaq regarding the listing of our common stock.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee currently has no formal policy for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, E&Y. Generally, pre-approval may be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service.

The Board Of Directors Recommends
A Vote In Favor Of Proposal 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of our common stock as of June 1, 2004 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
JPMorgan Chase & Co.(2) 270 Park Avenue New York, NY 10017	2,586,676	8.8%
Paramount Capital Asset Management, Inc.(3) 787 Seventh Avenue, 44th Floor New York, NY 10019	2,210,848	7.4%
ProQuest Investments(4) c/o Pasquale DeAngelis 600 Alexander Park, Suite 204 Princeton, NJ 08540	2,003,514	6.6%
Gilder, Gagnon, Howe & Corporation LLC(5) 1775 Broadway, 26th Floor New York, NY 10019	1,670,241	5.7%
R. Michael Gendreau(6)	167,446	*
Sabrina Martucci Johnson(7)	86,166	*
Jay D. Kranzler(8)	1,209,687	4.0%
Denise Woolard(9)	12,183	*
Samuel D. Anderson(10)	83,281	*
Jon W. McGarity(11)	11,134	*
Jean-Pierre Millon(12)	11,221	*
Jack H. Vaughn(13)	74,841	*
Daniel H. Petree	—	0%
All executive officers and directors as a group (9 persons)(14)	1,655,959	5.4%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 29,485,758 shares outstanding on June 1, 2004, adjusted as required by rules promulgated by the SEC.

(2)
Number of shares beneficially owned represents 2,586,676 shares of our common stock beneficially owned by JPMorgan Chase & Co. on behalf of other persons known to have the rights to receive and to direct the receipt of dividends for such shares, and the rights to receive and to direct the receipt of proceeds from the sale of such shares.

(3)
Lindsay A. Rosenwald, MD is the managing member of Orion Biomedical, GP, L.L.C. ("Orion GP"). Orion GP is the general partner of Orion Biomedical Fund, L.P. and Orion Biomedical Offshore Fund, L.P. (collectively, the "Orion Funds"). Dr. Rosenwald is also chairman and sole stockholder of Paramount BioCapital Asset Management, Inc. ("PBAM"), which is the managing member of each of Aries Select I L.L.C. ("Aries I") and Aries Select II L.L.C. ("Aries II"), each a Delaware limited liability company, and is investment manager of Aries Select Ltd., a Cayman Islands exempted company ("Aries Ltd.," and collectively with Aries I and Aries II, the "Aries Funds"). As a result, Dr. Rosenwald and PBAM may be deemed to have voting and investment control over the securities of the issuer owned by the Aries Funds under Rule 16-a(a)(1) of the Exchange Act. Additionally, Dr. Rosenwald and Orion GP may be deemed to have voting and investment control over the securities of the issuer owned by the Orion Funds under Rule 16-a(a)(1) of the Exchange Act. The Aries Funds collectively beneficially own 1,784,523 shares of our common stock. The Orion Funds collectively beneficially own 192,286 shares of our common stock. Dr. Rosenwald currently owns warrants to purchase 234,039 shares of our common stock. Dr. Rosenwald and PBAM disclaim beneficial ownership of the securities held by the Aries Funds, and Dr. Rosenwald and Orion GP disclaim beneficial ownership of the securities held by the Orion Funds, except to the extent of their pecuniary interest therein, if any.

(4)
Number of shares beneficially owned represents (i) 375,070 shares of our common stock and warrants to purchase 192,718 shares of our common stock held by ProQuest Investments L.P., (ii) 4,813 shares of our common stock and warrants to purchase 2,498 shares of our common stock held by ProQuest Companion Fund, L.P., (iii) 918,276 shares of our common stock and warrants to purchase 476,574 shares of our common stock held by ProQuest Investments II, L.P., and (iv) 22,096 shares of our common stock and warrants to purchase 11,469 shares of our common stock held by ProQuest Investments II Advisors Fund, L.P. ProQuest Associates LLC, a Delaware limited liability company, is General Partner of ProQuest Investments, L.P., a Delaware limited partnership and ProQuest Companion Fund L.P., a Delaware limited partnership. ProQuest Associates II LLC, a Delaware limited liability company, is General Partner of ProQuest Investments II, L.P., a Delaware limited partnership and ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership.

(5)
Number of shares beneficially owned represents (i) 1,636,311 shares of our common stock held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Corporation LLC ("GGH") have discretionary authority to dispose of or direct the disposition of the shares, (ii) 2,381 shares of our common stock held in accounts owned by the partners of GGH and their families and (iii) 31,549 shares held in the account of GGH's profit-sharing plan.

(6)
Number of shares beneficially owned includes 94,640 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Dr. Gendreau.

(7)
Number of shares beneficially owned represents 86,166 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Ms. Johnson.

(8)
Number of shares beneficially owned represents (i) 101,944 shares of our common stock held by Dr. Kranzler, (ii) 887,063 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Dr. Kranzler, (iii) 79,180 shares of our common stock held by our 401(k) plan, over which Dr. Kranzler, as trustee for the 401(k) plan, has voting and dispositive power, and (iv) 141,500 shares of our common stock held by the Kranzler Living Trust, for which Dr. Kranzler is a co-trustee.

(9)
Number of shares beneficially owned represents 12,183 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Ms. Woolard.

(10)
Number of shares beneficially owned represents 77,656 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Mr. Anderson and 5,625 shares of our common stock held by the Samuel D. Anderson Trust, for which Mr. Anderson is the sole trustee.

(11)
Number of shares beneficially owned represents 11,134 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Mr. McGarity.

(12)
Number of shares beneficially owned represents 11,221 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Mr. Millon.

(13)
Number of shares beneficially owned includes 51,716 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by Mr. Vaughn.

(14)
Number of shares beneficially owned includes 1,231,779 shares of our common stock issuable pursuant to options exercisable within 60 days of June 1, 2004 by our directors and executive officers as a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction, was filed late by Mr. Anderson.

COMPENSATION OF DIRECTORS

        In March 2003, our Board of Directors adopted resolutions providing for quarterly payments of $4,000 to each of our non-employee directors for such person's service as a director. Our Board of Directors also approved: (1) the payment of an annual retainer of $3,000 to each of our non-employee directors for such person's service on a committee of the Board; provided that such committee member must attend at least 75% of the applicable committee meetings in any calendar year in order to receive such compensation and (2) the payment of an additional $5,000 to any non-employee director who serves as chair of a committee of the Board; provided that such person must attend at least 75% of the applicable committee meetings in any calendar year in order to receive such compensation.

        During the fiscal year ended December 31, 2003, each of our non-employee directors received cash compensation for his service as a director and/or member of a committee of the Board as follows:

Name	Amount of Compensation
Samuel D. Anderson	$30,500
Martin B. Keller	22,000
Lawrence J. Kessel	23,000
Charles B. Nemeroff	22,000
Jack H. Vaughn	26,500

Drs. Keller, Kessel and Nemeroff resigned from our Board of Directors effective March 25, 2004 to assume active roles as our consultants. Dr. Nemeroff and Dr. Keller continue to serve as members of our scientific advisory boards.

        Directors who are also our employees do not receive any fee for their service as directors. All of our directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as our directors.

        Each of our directors may receive stock option grants under the 1996 Equity Incentive Plan (the "1996 Plan") and the 2000 Equity Incentive Plan, as amended (the "2000 Plan"). In April 2001, our Board of Directors approved automatic yearly option grants for each of our non-employee directors. Accordingly, on January 1, 2003, each non-employee director was automatically granted under the 2000 Plan, without further action, an option to purchase 5,000 shares of our common stock (the "2003 Automatic Grants"). The exercise price of the 2003 Automatic Grants was $2.70, which was the fair market value of our common stock on the date the 2003 Automatic Grants were made. The 2003 Automatic Grants vest on a daily basis over a period of one year. The term of the 2003 Automatic Grants is ten years. In addition, on March 27, 2003, we made the following discretionary option grants to our directors under the 2000 Plan:

Name	Shares Underlying Options (#)
Samuel D. Anderson	73,020
Martin B. Keller	127,706
Lawrence J. Kessel	71,850
Charles B. Nemeroff	108,956
Jack H. Vaughn	74,036
Jay D. Kranzler	342,365

        In March 2003, our Board of Directors adopted resolutions providing for (1) an increase in the number of shares of our common stock granted pursuant to the automatic yearly option grants for each non-employee director from 5,000 to 13,000 shares and (2) an initial grant of an option to purchase 32,000 shares of our common stock to each non-employee director upon his or her initial election or appointment to the Board. In March 2004, Mr. Millon and Mr. McGarity each received an option to purchase 32,000 shares of our common stock upon his respective appointment to our Board. In June 2004, Mr. Petree received an option to purchase 32,000 shares of our common stock upon his appointment to our Board.

        In April 2001, our Board of Directors adopted a resolution providing that the vesting of all existing and future automatic yearly stock options held or acquired by non-employee directors will accelerate upon a change in control of Cypress, which may include the sale of all or substantially all of our assets, specified types of merger, or other corporate reorganizations. In addition, in March 2003, our directors approved the acceleration of vesting of all future stock options granted to directors (in addition to any automatic annual grants) upon a change in control of Cypress.

        In May 2004, our Board of Directors adopted the Cypress Bioscience, Inc. Severance Benefit Plan, or the severance plan, to provide severance benefits to certain eligible officers and our outside directors. Severance benefits under the severance plan are awarded on a sliding scale based on the number of years of continuous service an eligible individual has completed with us as of the date of service termination. All of our current directors are currently eligible to receive severance benefits under the severance plan. To receive severance benefits, an individual must (i) experience a covered termination, (ii) have provided service to us for at least one year on the date of such termination and (iii) execute a general waiver and release of claims. The severance plan supplements and provides benefits in addition to all other employment agreements, policies or practices previously maintained by

Cypress. Severance benefits provided to outside directors include only accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual's unvested shares on the date of service termination.

        We also had consulting arrangements with certain of our former non-employee directors during fiscal year 2003 and entered into new consulting arrangements with those former non-employee directors during March 2004 as described under the caption "Certain Transactions."

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

        The following table shows for the fiscal years ended December 31, 2001, 2002 and 2003, compensation awarded or paid to, or earned by, our Chief Executive Officer and our two most highly compensated executive officers for whom salary and bonus for services rendered to us during the fiscal year ended December 31, 2003 exceeded $100,000 (collectively, the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Shares Underlying Options (#)	All Other Compensation ($)
Jay D. Kranzler Chief Executive Officer and Chairman of the Board	2003 2002 2001	$470,421 438,102 438,000	(3)	$500,000 — —	(12)	842,365 331,990 126,136	$30,096 12,674 12,060	(1) (2) (4)
R. Michael Gendreau Vice President, Development and Chief Medical Officer	2003 2002 2001	$211,458 194,940 230,000		$100,000 — —	(12)	47,452 116,951 16,276	$12,000 11,000 10,500	(5) (6) (7)
Sabrina Martucci Johnson(8) Chief Financial Officer and Vice President	2003 2002 2001	$165,000 141,040 106,418		$104,000 — —	(12)	26,490 98,375 13,750	$12,000 11,000 9,442	(9) (10) (11)

(1)
Includes $18,096 paid by us on behalf of Dr. Kranzler for life insurance and disability insurance premiums during 2003 and $12,000 in contributions made by us on behalf of Dr. Kranzler under our 401(k) plan during 2003.

(2)
Includes $1,674 paid by us on behalf of Dr. Kranzler for life insurance premiums during 2002 and $11,000 in contributions made by us on behalf of Dr. Kranzler under our 401(k) plan during 2002.

(3)
Includes $11,000 of salary payments for 2000 pursuant to the January 2001 third amendment to the employment agreement for Dr. Kranzler.

(4)
Includes $1,560 paid by us on behalf of Dr. Kranzler for life insurance premiums during 2001 and $10,500 in contributions made by us on behalf of Dr. Kranzler under our 401(k) plan during 2001.

(5)
Represents $12,000 in contributions made by us on behalf of Dr. Gendreau under our 401(k) plan during 2003.

(6)
Represents $11,000 in contributions made by us on behalf of Dr. Gendreau under our 401(k) plan during 2002.

(7)
Represents $10,500 in contributions made by us on behalf of Dr. Gendreau under our 401(k) plan during 2001.

(8)
As a result of her employment with Fresenius, in connection with our restructuring of our agreement with Fresenius, Ms. Johnson's employment as our Vice President Marketing and Sales terminated in January 2001. Ms. Johnson was employed as a consultant by us prior to March 20, 2001, when she was rehired by us as our Vice President Marketing.

(9)
Represents $12,000 in contributions made by us on behalf of Ms. Johnson under our 401(k) plan during 2003.

(10)
Represents $11,000 in contributions made by us on behalf of Ms. Johnson under our 401(k) plan during 2002.

(11)
Represents $9,442 in contributions made by us on behalf of Ms. Johnson under our 401(k) plan during 2001.

(12)
Represents bonuses of $500,000, $100,000 and $104,000 paid to Dr. Kranzler, Dr. Gendreau and Ms. Johnson, respectively, in consideration for their efforts in connection with the execution of our collaboration agreement with Forest Laboratories in January 2004.

STOCK OPTION GRANTS AND EXERCISES IN LAST FISCAL YEAR

        We grant options to our executive officers under our 1996 Plan and our 2000 Plan. As of December 31, 2003, options to purchase a total of 745,879 shares were outstanding under the 1996 Plan and options to purchase 16,873 shares remained available for grant under the 1996 Plan. As of December 31, 2003, options to purchase a total of 2,556,506 shares were outstanding under the 2000 Plan and options to purchase 1,361,767 shares remained available for grant under the 2000 Plan. The number of shares available for issuance under the 2000 Plan is calculated such that the total number of shares reserved for issuance under both the 1996 Plan and the 2000 Plan, in the aggregate, is increased quarterly so that the number equals 21.1% of the number of shares of our common stock issued and outstanding.

        The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 2003:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
			% of Total Options Granted to Employees in Fiscal Year(%)(1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Shares Underlying Options Granted (#)
Name					Exercise Price ($/Share)		Expiration Date
								5% ($)		10% ($)
Jay D. Kranzler	342,365 500,000	(3) (4)	31 44	% %	$ $	2.51 4.53	3/27/2013 8/11/2013	$ $	540,432 1,424,446	$ $	1,369,561 3,609,827
R. Michael Gendreau	47,452	(3)	4%			$2.51	3/27/2013		$74,904		$189,822
Sabrina Martucci Johnson	26,490	(3)	2%			$2.51	3/27/2013		$41,815		$105,968

(1)
Based upon options to purchase a total of 1,120,468 shares of our common stock granted to employees in 2003.

(2)
The potential realizable value is based upon the assumption that the fair market value of the common stock appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the common stock and overall market conditions, as well as the option holder's continued employment through the vesting period.

(3)
25% of such options vested immediately, with the remainder vesting ratably and daily over a four-year period beginning on the date of grant.

(4)
Such options vest ratably and daily over a four-year period beginning on the date of grant; provided, however, that the vesting of 25% of any unvested shares will be accelerated in the event that we in-license a compound in a transaction approved by our Board of Directors.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

        During the fiscal year ended December 31, 2003, no options were exercised by any of the Named Executive Officers. The following table sets forth certain information, as to each of the Named Executive Officers, concerning the number of shares subject to both exercisable and unexercisable stock options held as of December 31, 2003. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our common stock as of December 31, 2003. There were no stock appreciation rights outstanding at December 31, 2003.

	Number of Shares Underlying Unexercised Options at Fiscal Year End (#)
			Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Jay D. Kranzler	780,116	924,024	$7,526,428	$3,122,019
R. Michael Gendreau	132,752	100,027	$1,433,687	$851,049
Sabrina Martucci Johnson	60,426	78,189	$736,196	$735,797

(1)
Calculated based upon the difference between $15.03 per share, the closing sales price of the underlying shares of common stock as reported on the Nasdaq SmallCap Market on December 31, 2003, and the exercise price.

EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL AGREEMENTS

        In August 2003, we entered into an amended and restated employment agreement with Jay D. Kranzler, M.D., Ph.D., our Chairman of the Board of Directors and Chief Executive Officer, which superseded the employment agreement entered into with him in December 1995. The initial term of the amended and restated agreement expires in August 2006, subject to automatic renewal for two one year periods following August 2006. The amended and restated agreement provides for an annual base salary, which may be adjusted periodically in the sole discretion of the Board of Directors. Dr. Kranzler's current salary is set at $495,185. In addition to his base salary, Dr. Kranzler is eligible for (i) a special cash bonus of $500,000, payable in a lump sum, upon the announcement of a strategic transaction for the development and commercialization of milnacipran approved by the Board of Directors (such bonus was paid on January 15, 2004), and (ii) an annual bonus equal to an amount up to 66 2/3% of his base salary within ninety days after the end of each fiscal year. The annual bonus amount, if any, shall be based on Dr. Kranzler's performance as evaluated by the Board of Directors in its sole discretion. Pursuant to the amended and restated agreement, Dr. Kranzler was also granted an option to purchase 500,000 shares of common stock under the 2000 Equity Incentive Plan. In addition, we are required to provide Dr. Kranzler with $2 million of life insurance coverage. The amended and restated agreement is terminable by Dr. Kranzler at any time upon 30 days' prior written notice. In the event that Dr. Kranzler is terminated without cause, Dr. Kranzler terminates his employment for good reason (as set forth in the agreement), or his agreement expires and he is not rehired, Dr. Kranzler is entitled to severance payments equal to eighteen months of his base salary, with twelve months of the base salary payable in a lump sum within ten days following the termination date, and the remaining six months of base salary payable ratably over the six months following the termination date; provided that the entire eighteen months of base salary is payable in a lump sum if the termination occurs following a change in control. In addition, in the event that Dr. Kranzler is terminated without cause or terminates his employment for good reason, Dr. Kranzler will also be entitled to (i) accelerated vesting of all of his outstanding stock options, and (ii) continued coverage under group life, health, accident, disability and hospitalization insurance at the levels in effect for Dr. Kranzler at the termination date for a period of two years. In the event that Dr. Kranzler dies, we are required to pay Dr. Kranzler's legal representatives payments equal to twelve months of his base salary reduced by any amounts paid or to be paid by the insurance coverage that we provide for the benefit of Dr. Kranzler, including life insurance. In the event that Dr. Kranzler becomes disabled (as set forth in the agreement) and we elect to terminate his employment, Dr. Kranzler is entitled to receive his base salary until disability insurance payments commence, subject to maximum payments by us equal to twelve months of his base salary. In addition, all of Dr. Kranzler's outstanding options will immediately vest upon his death or disability. In the event that any amounts paid to Dr. Kranzler constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986 (the "Code"), we will pay to Dr. Kranzler an amount equal to any excise taxes payable by him with respect to such payments, up to a total of $250,000.

        In February 2004, we entered into an employment agreement with Denise Woolard, our Vice President of Business and Legal Affairs and Secretary. The initial term of the agreement expires in February 2006, subject to automatic renewal for one year periods following February 2006. Pursuant to the agreement, Ms. Woolard's base salary is currently set at $225,000 per year. For 2004, Ms. Woolard is entitled to receive a minimum cash bonus equal to 25% of her then-effective base salary, payable in a lump sum on a date within 45 days of December 31, 2004. For future years, in addition to her base salary, Ms. Woolard is eligible to receive a cash bonus based on her performance during each fiscal year, as evaluated by our Chief Executive Officer and the board in their discretion. Pursuant to the agreement, Ms. Woolard was also granted an option to purchase 100,000 shares of common stock under our 2000 Plan. The agreement is terminable by Ms. Woolard at any time upon 30 days' prior written notice. In addition, in the event that Ms. Woolard is terminated without cause, Ms. Woolard terminates her employment for good reason (as set forth in the agreement), or her agreement expires and is not renewed after February 2006, Ms. Woolard is entitled to a severance payment equal to an amount that may range from six months of her base salary to twelve months of her base salary depending on her date of termination, payable in a lump sum. In addition, if Ms. Woolard is terminated without cause or terminates her employment for good reason, Ms. Woolard will also be entitled to (i) up to 12 months' accelerated vesting of her outstanding stock options, in each case depending on her date of termination, and (ii) continued coverage under group health insurance at the levels in effect for Ms. Woolard at the termination date for a period of 12 months. If Ms. Woolard is terminated without cause within one month before or within 13 months after a change in control, she is entitled to (i) severance payments equal to twelve months of her base salary, payable in a lump sum, (ii) accelerated vesting of all of her outstanding stock options and (iii) continued coverage under group health insurance at the levels in effect for Ms. Woolard at the termination date for a period of 12 months.

        Pursuant to resolutions approved by our Board of Directors in April 2001 and March 2003, upon a change in control of Cypress, which includes the sale of all or substantially all of our assets, specified types of merger, or other corporate reorganizations, all options to purchase our common stock held by our directors and officers will immediately vest.

        In June 2004, we adopted the Cypress Bioscience, Inc. Severance Benefit Plan, or the severance plan, to provide severance benefits to certain eligible officers and our outside directors. Severance benefits under the severance plan are awarded on a sliding scale based on the number of years of continuous service an eligible individual has completed with us as of the date of service termination. Dr. Kranzler, Dr. Gendreau, Ms. Woolard and Ms. Johnson are currently eligible to receive severance benefits under the severance plan. To receive severance benefits, an individual must (i) experience a covered termination, (ii) have provided service to us for at least one year on the date of such termination and (iii) execute a general waiver and release of claims. The severance plan supplements and provides benefits in addition to all other employment agreements, policies or practices previously maintained by Cypress. Covered terminations for officers include a termination without cause or a resignation for good reason. Covered terminations for outside directors include selected board service terminations. All severance benefits provided to officers under the severance plan include a cash payment ranging from three to twelve months of base salary, health benefit continuation coverage ranging from three to twelve months and accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual's unvested shares on the date of service termination. Officers receive the maximum severance benefits on a covered termination in connection with a change in control of Cypress. Severance benefits provided to outside directors include only accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual's unvested shares on the date of service termination.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION*

        The Compensation Committee of our Board of Directors is currently composed of Mr. Anderson, Mr. McGarity and Mr. Vaughn, directors who are not our employees. The Compensation Committee is responsible for establishing and administering our executive compensation arrangements.

Compensation Philosophy

        We believe that a competitive, goal-oriented compensation policy is critically important to the creation of value for stockholders. To that end, we have created an incentive compensation program intended to reward outstanding individual performance. The goals of the compensation program are to align compensation with business objectives and performance to enable us to attract and retain the highest quality executive officers and other key employees, reward them for our progress and motivate them to enhance long-term stockholder value. Our compensation program is intended to implement the following principles:

  •
  Compensation should be related to the value created for stockholders;

  •
  Compensation programs should support the short-term and long-term strategic goals and our objectives;

  •
  Compensation programs should reflect and promote our values and reward individuals for outstanding contributions to our success; and

  •
  Short-term and long-term compensation programs play a critical role in attracting and retaining well-qualified executives.

        While compensation opportunities are based in part upon individual contribution, the actual amounts earned by executives in variable compensation programs are also based upon how we perform. The executive compensation for the Chief Executive Officer and all other executives is based upon three components, each of which is intended to serve our compensation principles.

Base Salary

        Base salary is targeted at the competitive median for similar companies in the biotechnology industry. For the purpose of establishing these levels, the Compensation Committee compares our compensation structure from time to time with companies that are located in San Diego as covered in a compensation survey of the San Diego biotechnology industry, such as the information provided by the Biotech Education Development Coalition.

        Based upon its reviews of industry data, the Compensation Committee determined that the base salaries of the Chief Executive Officer and all other executive officers were appropriate and necessary to attract individuals of such high caliber within the biotechnology industry. The Compensation Committee reviews the salaries of the Chief Executive Officer and other executive officers each year and such salaries may be increased based upon (i) the individual's performance and contribution, (ii) our performance and (iii) increases in median competitive pay levels.

Annual Incentives

        We have a cash bonus program whereby bonus amounts are determined based upon the achievement of corporate goals and individual performance. Any bonus is based, in part, upon our performance and in part on individual performance.

*
The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Long-Term Incentives

        Long-term incentive compensation is provided through grants of options to purchase shares of our common stock to the Chief Executive Officer, other executive officers and other employees. The stock options are intended to retain and motivate all employees to improve our long-term performance. It is common in the biotechnology industry to grant stock options to all employees. Stock options have been granted to all of our full-time employees. Executives and other employees receive value from these grants only if our common stock appreciates over the long-term. The Compensation Committee believes the amount and value of such grants are based upon levels similar to other companies in the biotechnology industry. Generally, stock options are granted with an exercise price equal to prevailing market value. The stock options generally vest in increments over a period of years.

Compensation of the Chief Executive Officer

        Dr. Kranzler, our Chief Executive Officer, was instrumental in our achieving significant goals in 2003. During 2003, we completed a private placement of shares of our common stock and warrants, resulting in net proceeds to us of approximately $9.5 million. Under Dr. Kranzler's leadership, we completed a special protocol assessment (SPA) with the FDA—the SPA serves as the roadmap for our Phase III clinical program evaluating milnacipran as a treatment for fibromyalgia syndrome. The Phase III clinical trial commenced in the fourth quarter of 2003. Additionally, we entered into a strategic collaboration for milnacipran with Forest Laboratories in January 2004. Dr. Kranzler's base salary for 2003 was set at $485,000. Additionally, Dr. Kranzler received a bonus of $500,000 in consideration for his efforts in connection with the execution of the collaboration agreement with Forest Laboratories.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

        Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

        The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as "performance-based compensation."

Compensation Committee

Samuel Anderson (Chair)
Jon W. McGarity
Jack Vaughn

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended December 31, 2003, the members of the Compensation Committee were Mr. Anderson, Dr. Kessel and Mr. Vaughn until July 2003. Dr. Nemeroff replaced Dr. Kessel as a member of the Compensation Committee effective July 15, 2003 and served on the Compensation Committee until March 2004. Mr. McGarity replaced Dr. Nemeroff as a member of the Compensation Committee effective March 26, 2004. Drs. Kessel and Nemeroff had consulting arrangements with us during 2003 and entered into new consulting arrangements with us in March 2004, as described under the caption "Certain Transactions." There were no interlocks or other relationships with other entities among our executive officers and directors that are required to be disclosed under applicable SEC regulations relating to compensation committee interlocks and insider participation.

PERFORMANCE MEASUREMENT COMPARISON*

        The following graph compares our cumulative total stockholder return on our common stock for the periods indicated with the cumulative total return of the Nasdaq Stock Market (for United States companies) and the Nasdaq Pharmaceuticals Stock Index (for United States and foreign companies). We have not declared any dividends since our inception. Our Board of Directors and the Compensation Committee recognize that the market price of our common stock is influenced by many factors, only one of which is our performance. The historical stock price performance shown on the graph below is not necessarily indicative of our future stock price performance.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
Cypress Bioscience, Inc.

Produced on 04/02/2004 including data to 12/31/2003

*
The material in this section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN TRANSACTIONS

        We have entered into employment agreements with our Chief Executive Officer and Vice President of Business and Legal Affairs, as described under the caption "Employment, Severance and Change of Control Agreements." We have also granted stock options to certain of our directors and executive officers. See "Compensation of Directors" and "Compensation of Executive Officers." In January 2003, each of our non-employee directors received options to purchase 5,000 shares of our common stock pursuant to an automatic grant under our 2000 Plan. In March 2003, we also made the following grants of options to purchase our common stock to our directors and executive officers:

Name	Shares Underlying Options(#)
Samuel D. Anderson	73,020
R. Michael Gendreau	47,452
Sabrina Johnson	26,490
Martin B. Keller(1)	127,706
Lawrence J. Kessel(1)	71,850
Jay D. Kranzler	342,365
Charles B. Nemeroff(1)	108,956
Jack H. Vaughn	74,036

(1)
Drs. Keller, Kessel and Nemeroff resigned from our Board of Directors effective March 25, 2004, to assume active roles as our consultants. Dr. Nemeroff and Dr. Keller will continue to serve as members of our scientific advisory boards.

        On June 27, 2001, we implemented an option cancel and re-grant program. As a condition to participating in the option cancel and re-grant program, optionees who elected to surrender their old options for replacement options had to exercise at least 20% of the replacement options on June 27, 2001. Dr. Kranzler exercised his option to purchase 101,319 shares pursuant to a promissory note that was issued by us and was secured by his stock. The outstanding principal amount of the promissory note was due on June 27, 2006, and the interest was payable annually. The principal amount of the loan was $189,973 and the interest rate was variable, adjusted monthly and was two points above the federal funds rate. In January 2004, the principal amount of the loan and related interest was paid in full.

        In March 2003, we terminated our consulting agreements with Mr. Drobny (a former director), Mr. Anderson and Mr. Vaughn. Under these former agreements, each director that was a party to such an agreement was eligible to receive $2,000 per day for any days of service provided to us that exceeded their commitment as members of our Board of Directors. During 2003, we paid $14,000 to Mr. Anderson for additional services provided to us under his consulting agreement, and we did not make any payments to Mr. Vaughn under his consulting agreement.

        On April 3, 2003, we issued and sold shares of our common stock and warrants to purchase shares of our common stock for an aggregate purchase price of approximately $10.3 million in a private financing. Paramount Capital, Inc. served as a placement agent in the financing and received a cash commission of $508,000 and warrants to purchase an aggregate of 283,301 shares of our common stock at an exercise price of $2.82 per share in consideration for its services as a placement agent in the financing. These warrants were assigned by Paramount to Tim McInerney, Lindsay Rosenwald, Steve Rocamboli, David Tanen, Michael Weiser, Bill Corcoran, John Knox and Basil Christakos, all employees of Paramount. In addition, Dr. Lawrence Kessel, a former member of our Board of Directors, and his wife, Shirley Kessel, also participated in the financing.

        On March 25, 2004, we entered into consulting agreements (the "2004 Consulting Agreements") with Drs. Martin B. Keller, Lawrence J. Kessel and Charles B. Nemeroff (the "Consultants") in connection with their resignations from our Board of Directors to assume roles as our consultants. The 2004 Consulting Agreements superseded the consulting agreements previously entered into with these individuals in 2003, which are described in more detail below. Under the terms of the 2004 Consulting Agreements, each of the Consultants agreed to provide us with consulting services for a period of two years, with Drs. Keller and Nemeroff continuing to serve on our Scientific Advisory Board and Dr. Kessel serving as an independent consultant. Under the 2004 Consulting Agreements, we are required to pay each Consultant a fee of $50,000 per year for services rendered up to and including two days per fiscal quarter. In addition, we may request each Consultant to perform additional services at the rate of $5,000 per day. Payment of the consulting fees are made on a quarterly basis, provided that each Consultant has the right, by providing notice to us at any time during the last two weeks of any fiscal quarter, to receive payment of his consulting fees in the form of fully vested stock options. If a Consultant elects to receive payment in stock options, the quarterly grant will cover the number of shares that results from dividing the then accrued but unpaid fees earned by such Consultant in the applicable fiscal quarter by the closing share price of our common stock as reported on The Nasdaq National Market for the last trading day of such fiscal quarter. Such option grants will be made pursuant to the terms of our 2000 Plan. The exercise price of such option grants will be equal to the closing sales price of our common stock on The Nasdaq National Market for the last trading day of such fiscal quarter. In addition, pursuant to the 2004 Consulting Agreements, all unvested shares held by each Consultant under his outstanding option grants shall vest in equal monthly installments over a period of two years from the effective date of the agreements. If we terminate a 2004 Consulting Agreement without cause, or there is a corporate transaction (as defined in our 2000 Plan), then (i) we are required to pay the affected Consultant, within 30 days of such event, all remaining consideration such Consultant would have received during the remainder of the term of the agreement, (ii) all of the Consultant's remaining unvested option shares will immediately vest in full, and (iii) the Consultant will be allowed to exercise such option grants through the second anniversary of the effective date of such Consultant's agreement.

        Pursuant to our prior consulting agreement with Dr. Nemeroff dated March 1, 2001, as amended on December 21, 2001 and on March 27, 2003, Dr. Nemeroff agreed to provide services to us in addition to his membership on the board. Under the March 27, 2003 amended agreement, we agreed to pay Dr. Nemeroff a fee of $2,000 per day for any days exceeding his board commitment of one day per quarter and eliminated his yearly fee of $24,000. On March 27, 2003, Dr. Nemeroff also received an option to purchase 50,000 shares of our common stock (included in the table above) that becomes fully vested upon the achievement of a certain milestone with respect to the compound milnacipran within 2 years of the date of the option grant. During 2003, Dr. Nemeroff was paid $19,000 for additional services provided to us under his consulting agreement. This agreement was superseded by Dr. Nemeroff's 2004 Consulting Agreement described above.

        Pursuant to our prior consulting agreement with Dr. Keller dated April 17, 2003, Dr. Keller agreed to provide services to us in addition to his membership on the board, and we agreed to pay Dr. Keller a fee of $2,000 per day for any days exceeding his board commitment. Under the agreement, we also granted Dr. Keller an option to purchase 50,000 shares of our common stock (included in the table above) that becomes fully vested upon the same terms and conditions as the option to purchase 50,000 shares of our common stock that we granted to Dr. Nemeroff, as described above. During 2003, Dr. Keller was paid $18,000 for additional services provided to us under his consulting agreement. This agreement was superseded by Dr. Keller's 2004 Consulting Agreement described above.

        In June 2004, we implemented the Cypress Bioscience, Inc. Severance Benefit Plan, which provides severance benefits to certain eligible officers and our outside directors. See "Employment, Severance and Change of Control Agreements."

        Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person who we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers and currently maintain directors' and officers' insurance coverage.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Cypress stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Cypress Bioscience, Inc., Attention: Investor Relations, 4350 Executive Drive, Suite 325, San Diego, California 92121 or contact Investor Relations via telephone at (858) 452-2323. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ DENISE L. WOOLARD Denise L. Woolard Vice President of Business and Legal Affairs and Corporate Secretary
June 29, 2004

        A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003 is available without charge upon written request to: Corporate Secretary, Cypress Bioscience, Inc., 4350 Executive Drive, Suite 325, San Diego, California 92121.

CYPRESS BIOSCIENCE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2004 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 17, 2004

        The undersigned hereby appoints Jay D. Kranzler, Denise Woolard and Sabrina Martucci Johnson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cypress Bioscience, Inc. (the "Company") which the undersigned may be entitled to vote at the 2004 Annual Meeting of Stockholders of the Company to be held at the principal executive offices of the Company, 4350 Executive Drive, Suite 325, San Diego, California 92121 on Tuesday, August 17, 2004 at 11:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be Signed and Dated on the Reverse Side)

Please date, sign and mail your proxy card in the envelope provided as soon as possible!

2004 Annual Meeting of Stockholders
CYPRESS BIOSCIENCE, INC.
August 17, 2004

\*/ Please Detach and Mail in the Envelope Provided \*/

☒
Please mark your
votes as in this
example.

The Board of Directors recommends a vote for the nominees for director listed below.

PROPOSAL 1:    To elect two directors to hold office until the 2007 Annual Meeting of Stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.

Nominees: Samuel D. Anderson and Jack H. Vaughn.

To withhold authority to vote for any nominee(s) write such nominee(s)' name(s) below:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:    To ratify the selection of Ernst & Young LLP by the Audit Committee of the Company's Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(Continued and to be dated and signed on other side)

Dated	SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

QuickLinks

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION*
CERTAIN TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
PROXY CARD